Exhibit 99.1

News Release

Rayonier Announces Wood Products Leadership Transition
WILDLIGHT, Fla. (BUSINESS WIRE) – March 11, 2026 – Rayonier Inc. (NYSE:RYN) today announced that Ashlee Townsend Cribb has resigned as Executive Vice President, Wood Products to accept a CEO opportunity with a privately-owned, specialty wood products manufacturer that Rayonier does not consider to be a competitor. Ms. Cribb will remain at the Company until March 20, 2026, to assist with an orderly transition of her responsibilities.
“On behalf of our Board of Directors and the entire team at Rayonier, I want to thank Ashlee for her significant contributions to our Wood Products business since 2021, including her leadership through the recent merger of equals between Rayonier and PotlatchDeltic,” said Mark McHugh, President and CEO. “During Ashlee’s tenure, she has overseen significant operational improvements and developed a strong team of leaders in the Wood Products business, leaving it well positioned for the future. We wish Ashlee continued success in her future endeavors.”
Ryan Daniels, currently Senior Vice President, Operations of the Wood Products business, will assume leadership of the Wood Products business on an interim basis. The Company will conduct a search for a permanent successor, which may include internal and external candidates. Mr. Daniels has over 20 years of wood products manufacturing experience. Prior to joining PotlatchDeltic in 2023, he served in roles of increasing responsibility at several large-scale wood products manufacturing companies, including Weyerhaeuser, Georgia-Pacific, and Coastal Forest Resources Company. Mr. Daniels holds a B.S. degree in Industrial Engineering and an M.S. degree in Industrial Engineering from the University of Arkansas.

About Rayonier
Rayonier is a land resources real estate investment trust (REIT) with a portfolio comprising over four million acres in the U.S. South and U.S. Northwest. The company is focused on managing its timberlands on a sustainable basis while optimizing its overall portfolio value by delivering land to its highest and best use. Rayonier also operates six sawmills, an industrial-grade plywood mill, residential and commercial real estate developments, and a rural land sales program. Rayonier is committed to corporate responsibility, third-party forest certification, and supporting climate change mitigation through its land-based solutions business. More information is available at www.rayonier.com.

Contacts

Investors/Media: Collin Mings, investorrelations@rayonier.com, 904-357-9100